Exhibit 10.8

4th STOCK ACQUISITION RIGHTS ALLOTMENT AGREEMENT

[Business Partner] (the “Holder”) and METROS DEVELOPMENT Co.,Ltd. (the “Issuer”) enter into this STOCK ACQUISITION RIGHTS ALLOTMENT AGREEMENT (this “Agreement”) concerning allotment of stock acquisition rights by the Issuer to the Holder as follows:

Article 1 (Allotment of Stock Acquisition Rights)

1.	The Issuer shall allot [xxxxx] 4th Stock Acquisition Rights (the “SARs”) to be issued in accordance with the Terms and Conditions of Stock Acquisition Rights (the “T&Cs”) pursuant to the resolution of the Shareholders’ Meeting of the Issuer as of June 23, 2023 (the “Resolution”), to the Holder as set forth in this Agreement, and the Holder shall subscribe the SARs.

2.	The exercise price per share to be delivered upon exercise of the SARs and other conditions of the SARs are prescribed in the T&Cs (as amended; hereinafter the same shall apply), and all descriptions in the T&Cs constitute a part of this Agreement.

3.	The bank handling payment with respect to the SARs is as follows:

Bank / Branch Name : Account Type : Account Number : Account Holder : METROS DEVELOPMENT Co., Ltd.

4.	The Issuer shall have this Agreement approved by a resolution of the Board of Directors, in accordance with Article 244(3) of the Companies Act.

Article 2 (Method of Exercise)

1.	The method and effect of exercise of the SARs are governed by the T&Cs and this Agreement.

2.	When the Holder exercises the SARs, the Holder shall pay in cash the entire amount to be obtained by multiplying the value of asset to be contributed upon exercise of the SARs by the number of the SARs to be exercised, to the bank account designated by the Issuer by the time designated by the Issuer and shall submit necessary document including the SARs exercise request form designated by the Issuer, to the exercise request acceptance location.

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Article 3 (Waiver)

If the Holder notifies the Issuer that the Holder shall waive all or a part of the SARs in a written format designated by the Issuer, the Holder may not exercise the SARs (Waved parts only if a part of the SARs is waved).

Artilcle4 (Compliance with Relevant Laws and Regulations and Internal Rules)

1.	Delivery of shares upon exercise of the SARs is to be made in line with matters set forth in paragraph 1, Article 238 of the Companies Act resolved for the delivery.

2.	The Holder shall comply with the Financial Instruments and Exchange Act, Companies Act, tax laws, any other relevant domestic and foreign laws in connection with exercise of the SARs, disposal of shares to be acquired based on such exercise of the SARs, purchase of shares around the time of such disposal and other similar events.

Article 5 (Taxes and Expenses)

1.	The Holder shall bear and pay income tax and other domestic and foreign taxes and public charges to be imposed concerning exercise of the SARs and sale or other disposal of shares to be acquired upon exercise of the SARs to its cost.

2.	In addition to the preceding paragraph, unless otherwise set forth in this Agreement, each party shall bear its own expenses which may arise in connection with negotiation and execution of this Agreement and other matters contemplated in this Agreement.

Article 6 (Confidentiality)

1.	The Holder and the Issuer shall use existence, background and contents of the negotiation on this Agreement, existence and contents of this Agreement, and any other information disclosed by the counterparty in connection with negotiation, execution, performance of this Agreement (regardless of whether disclosed orally or in writing (including magnetic/computer tape and any other storage media; hereinafter the same in this Article), or whether offered before or after the Signing Date; the “Confidential Information”) for the purposes of this Agreement only, and shall not disclose or leak to any third party without prior written consent of the counterparty; provided, however, that this paragraph shall not apply (i) if each party discloses such Information to its own officers or employees, advisors, or agents (on the condition that a similar confidential obligation to this Article is legally or contractually borne), and (ii) if disclosed to domestic or foreign exchanges, Japan Securities Dealers Association, U.S. National Association of Securities Dealers, U.S. Securities Exchange Commission, or securities brokers or dealers or other relevant organization, financial institution and advisors with respect to listing on securities exchange in connection with examination for listing of securities issued by the Issuer on domestic or foreign exchange.

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2.	Notwithstanding the provisions in the preceding paragraph, if information falls under the category of any information set forth below, it is not included in the Confidential Information set forth in the main text of the preceding paragraph:

(1)	Information which was known or available to the public at the time of receipt;
(2)	Information which has become known or available to the public by a cause not attributed to the receiving party after the time of receipt;
(3)	Information which is legitimately received from a third party without bearing no obligation of confidentiality; or
(4)	Information which the receiving party already legitimately knows at the time of disclosure; or
(5)	Information which is acquired independently and legitimately without any reference of Confidential Information.

3.	Notwithstanding the provisions in paragraph 1, each party may disclose the Confidential Information if disclosure of the Confidential Information is required pursuant to (i) domestic and foreign treaties, laws, cabinet orders and ministry ordinances, rules (including but not limited to rules of financial instrument exchanges or a securities dealers association), orders, municipal ordinances, administrative guidance, circular notices or guidelines (the “Laws”) or (ii) orders or requests by courts, arbitral tribunals, arbitral organizations, regulatory bodies, enforcement or investigation organizations, supervisory authorities and other judicial organizations and national government, local government and other public organization and administrative organization and financial instrument exchanges or other self-regulatory organizations, to the extent that is required. In such a case, the party disclosing the Confidential Information shall notify the Confidential Information to be disclosed to the counterparty in advance and consult the way to deal with to the reasonably possible extent under the Laws and in practice. If the party disclosing the Confidential Information may not make such notice in advance, the party shall notify that it has disclosed the Confidential Information promptly thereafter.

Article 7 (Exclusion of Anti-Social Forces)

1.	The Holder and the Issuer represent that none of itself or its officers or employees has faller or falls under the category of an organized crime group, an organized crime group member, a person who was an organized crime group member within past 5 years, a quasi-member of an organized crime group, a related enterprise of an organized crime group, a corporate racketeer, a rogue professing social activity or a crime group with special intelligence, or other similar person or group (the “Anti-Social Forces”), or any of the following items, and covenant not to fall under those categories in future:

(1)	Having a relationship where it is deemed that the Anti-Social Forces control the management;

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(2)	Having a relationship where it is deemed that the Anti-Social Forces are substantially engaged in the management;
(3)	Having a relationship where it is deemed that the party improperly utilize the Anti-Social Forces, such as utilization with purposes to pursue fraudulent benefit of itself, its company or a third party or to bring harm to a third party;
(4)	Having a relationship where it is deemed that the party is involved with the Anti-Social Forces such as offering of fund or granting of benefit; or
(5)	a socially blamable relationship of its officer or other person involved in management with the Anti-Social Forces.

2.	The Holder and the Issuer covenant that itself or its officers does not, by their own or through any third parties, engage in any of the following actions:

(1)	Violent demanding;
(2)	Unreasonable demanding which goes beyond legal liability;
(3)	Intimidating words or behavior, or using of violence in connection with a transaction; or
(4)	Damaging the credit or obstructing the business of others by spreading false rumors, using of fraudulent means, or using force; or
(5)	Any similar actions to the respective preceding items.

3.	If the Holder or the Issuer falls under any of the items of Paragraph 1 or commits any act falling under any of the items of the preceding Paragraph, or makes a false declaration with respect to the representations and warranties under Paragraph 1, the counterparty may terminate this Agreement without any notice.

Article 8 (Damages)

The Holder and the Issuer shall compensate damage, loss or expense to be incurred by the counterparty arising or in connection with breach of its obligation under this Agreement (regardless of whether it results from a claim from a third party, and including lost earnings and attorneys’ fee to a reasonable extent; the “Damages”), to the extent of damage which should ordinarily arise out of such breach.

Article 9 (Amendment to this Agreement)

1.	The Issuer may amend a relevant clause by notice to the Holder if it is found that a clause of this Agreement does not conform to provisions of the Financial Instruments and Exchange Act or other domestic and foreign relevant laws, or becomes to fail to conform due to amendment after execution of this Agreement.

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2.	The Holder shall accept if, in the event that the Holder violates an obligation under this Agreement, the Issuer requests consultation on decrease of number of stock acquisition rights to be exercised.

Article 10 (Termination of this Agreement)

The Issuer may terminate all or a part of this Agreement if the Holder breaches the T&C in this Agreement and such breach has not been remedied after demand from the Issuer.

Article 11 (Effective Period of this Agreement)

This Agreement becomes effective on the Signing Date, and continues for the period during which the SARSs are effectively existing. Clauses of this Agreement to be applied to shares to be issued upon exercise of the SARs effectively survive even after all of the SARs have disappeared. Likewise, Article 6, 8, 10 through 13 survive after termination of this Agreement.

Article 12 (Severability)

If any clause of this Agreement or a part of it is held to be invalid or unenforceable, the rest clauses and the rest part of the clause held to be invalid or unenforceable remains in full force and effect, and the Holder and Issuer shall make the best effort to amend all or a part of the clause held to be invalid or unenforceable and make it valid and enforceable, maintaining the respective intention.

Article 13 (Governing Law and Jurisdiction)

1.	This Agreement is governed by, and construed in accordance with, the laws of Japan.

2.	The Holder and the Issuer shall consult in good faith to resolve any dispute arising or in connection with this Agreement, and if such consultation does not succeed, shall definitely resolve such dispute via lawsuit, being subject to the exclusive jurisdiction of the Tokyo District Court for the first instance.

Article 14 (Treatment of unex)

The Holder and the Issuer shall discuss in good faith the matters not covered by this Agreement.

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IN WITNESS WHEREOF, the Holder and the Issuer execute two originals of this Agreement, with each party retaining one (1) original thereof.

June 23, 2023
the Issuer: 4-10-10 Ginza, Chuo-ku, Tokyo
METROS DEVELOPMENT Co.,Ltd.
Representative Director Yoshihiro Koshiba

the Holders:

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Exhibit

Metro Development Co., Ltd.

Terms and Conditions of Issuance of 4th Issue of Stock Acquisition Rights

1. Name of Stock Acquisition Rights

4th Stock Acquisition Rights (the “SARs”)

2. Number of Stock Acquisition Rights :

1,200,000

3. Allotment Date of Stock Acquisition Rights

June 23, 2023

4. Amount of Cash Payable in exchange for Stock Acquisition Rights

No payment of cash is required in exchange for the SARs.

5. Contents of Stock Acquisition Rights

(1)	Type and Method for Calculation of Subject Shares of Stock Acquisition Rights

The type of subject shares of the SARS is common shares of the Company, and the number of subject shares of each SAR is 1 common share of the Company; Provided, however, the number of shares to be exercised per each Stock Acquisition Right may be adjusted in accordance with the following provisions.

a.	In the event that the Company splits or consolidates its common shares, the number of shares to be acquired per Stock Acquisition Right that has not been exercised shall be adjusted in accordance with the following formula. Any fraction less than one hundredth of a share resulting from the adjustment shall be rounded down, and no monetary adjustment shall be made. “Split ratio” shall mean the number obtained by dividing the total number of issued common shares after the stock split by the total number of issued common shares before the stock split, and “consolidation ratio” shall mean the number obtained by dividing the total number of issued common shares after the stock consolidation by the total number of issued common shares before the stock consolidation. The same shall apply hereinafter. The number of shares after adjustment shall be applied, in the case of a stock split, on or after the day following the allotment record date of the stock split pursuant to Article 183, Paragraph 2, Item 1 of the Companies Act, and in the case of a stock consolidation, on or after the day following the effective date of the stock consolidation.

Number of shares after adjustment = Number of shares before adjustment × Ratio of split or consolidation

b.	The Company shall adjust the number of shares subject to one Stock Acquisition Right as deemed appropriate in the event that the Company issues or disposes of offered shares by way of allotment to shareholders, conducts allotment of shares without contribution, conducts a merger, share exchange, or company split, or in other cases deemed necessary.

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(2)	Value of assets to be contributed upon exercise of Stock Acquisition Rights or method of calculation

241 yen per share (hereinafter referred to as the “Exercise Price”) The value of the property to be contributed upon the exercise of one (1) Stock Acquisition Rights shall be the amount obtained by multiplying the Exercise Price by the number of shares subject to one (1) Stock Acquisition Rights. However, the Exercise Price may be adjusted as provided below.

a.	If the Company splits or consolidates its common shares, the Exercise Price for the unexercised Stock Acquisition Rights shall be adjusted in accordance with the following formula, and any fraction of less than one (1) yen resulting from such adjustment shall be rounded up. “The timing of the application of the Exercise Price after the adjustment shall be in accordance with the” “Class and number of shares subject to Stock Acquisition Rights or the method of calculation thereof” “above.” The timing of application of the number of shares after adjustment in a. shall be followed.

Exercise price after adjustment	=	Exercise price before adjustment	X	1
Ratio of split or consolidation

(3)	Period which Stock Acquisition Rights may be exercised.

From September 1, 2023 to June 23, 2033.

Provided, however, that if the last day of the exercise period falls on a holiday of the Company, the previous business day shall be the last day.

(4)	Matters concerning the capital and capital reserves to be increased

a.	The amount of capital stock to be increased by the issuance of common shares upon the exercise of the Stock Acquisition Rights shall be one half (1 / 2) of the maximum amount of increase in capital stock, etc. to be calculated in accordance with Article 17, Paragraph 1 of the Ordinance on Accounting of Companies. Any fraction of less than one (1) yen resulting from the calculation shall be rounded up.

b.	The amount of additional paid-in capital to be increased upon the issuance of common shares upon the exercise of the Stock Acquisition Rights shall be the amount obtained by subtracting the amount of capital to be increased set forth in a. above from the maximum amount of capital increase set forth in a. above.

(5)	Restriction on Transfer of the SARs

The SARs may not be transferable to others.

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(6)	Conditions of Stock Acquisition Rights

a.	Exercise condition

I.	The exercise of the Stock Acquisition Rights shall be governed by the terms and conditions of the Company’s acquisition of the Stock Acquisition Rights with respect to the Stock Acquisition Rights or the Holder to be exercised. The Stock Acquisition Rights may not be exercised if any of the events set forth in the items below has not occurred. Provided, however, that this shall not apply to cases in which the Company specifically permits the exercise of such voting rights.
II.	The exercise of the Stock Acquisition Rights shall be made on a Stock Acquisition Rights basis, and no part of the Stock Acquisition Rights may be exercised.
III.	If a Holder exercises one or more of the Stock Acquisition Rights, the number of shares to be delivered to such Holder upon such exercise shall be a whole number, and any fraction less than one (1) share shall be rounded down and no shares shall be allotted. No monetary adjustment will be made for such rounding.
IV.	The Holder may exercise the Stock Acquisition Rights if the consolidated sales of the Company Group on a functional currency basis, prior to translation into the reporting currency under U.S. GAAP, for each consolidated accounting year after the accounting audit on or after the fiscal year ending November 2023 exceeds 85 billion yen.
V.	The Holder may not exercise the Stock Acquisition Rights until the Company’s shares are listed on a financial instruments exchange established under the laws and regulations of a foreign country.

(7)	Matters concerning Stock Acquisition Rights certificate pertaining to the SARs

The Company shall not issue Stock Acquisition Rights certificate pertaining to the SARs

(8)	Method of Exercise Request and Place to Accept Exercise Request

a.	Exercise request of the SARs is made by submitting a request form for exercise of the SARs, stating the details and number of share acquisition rights to be exercised, the date of exercise of the SARs, address, and other necessary matters, along with a name and seal to the place where exercise requests are accepted together with the necessary documents prescribed by the Company.
b.	In addition to the submission of the request form under the preceding paragraph, exercise request of the SARs is made by payment of the entire amount of subject cash to be contributed upon exercise (the “Fund Payable”) to a bank account designated by the Company at such payment handling place as designated by the Company (the “Designated Account”“).

(9)	Effectuation Timing of Exercise Request

Exercise request of the SARs comes into force on the day which is described in a stock acquisition rights exercise request form as date of exercise of the SARs (provided, however, that if either or both of the day when the stock acquisition rights exercise request form arrives at the exercise request acceptance place, or the day when the Fund Payable is paid to the Designated Account is the next day to the day described in the stock acquisition rights exercise request form or later, the day when the stock acquisition rights exercise request form arrives at the exercise request acceptance place, or the day when the Fund Payable is paid to the Designated Account, whichever is later, where the Company may add to that effect to the stock acquisition rights exercise request form.), if the stock acquisition rights exercise request form and all other documents required for exercise of the SARs have been received at the place of acceptance for exercise request, and the Fund Payable has been paid to the Designated Account.

End

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